UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 2, 2016
PRA Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 2, 2016, PRA Group Europe Holding S.à r.l., a Luxembourg subsidiary of PRA Group, Inc. (the “Company”), and its Swiss Branch, PRA Group Europe Holding S.à r.l., Luxemburg, Zug Branch (together the “Borrowers”), along with certain of their affiliates as guarantors, and the lenders party thereto, entered into the Third Amendment and Restatement Agreement (the “Third Amendment”) to the Borrowers’ Multicurrency Revolving Credit Facility Agreement originally dated as of October 23, 2014 (the “Multicurrency Credit Facility”). The Third Amendment modifies certain terms of the Multicurrency Credit Facility, including (1) increasing the total commitments from $900 million to an aggregate of $1.2 billion by including a term loan facility of approximately $300 million, (2) replacing the estimated remaining collections ratio covenant with a loan-to-value (“LTV”) covenant of 75%, (3) changing the ratio of gross interest bearing debt to earnings before interest, taxes, depreciation and amortization (as more specifically defined in the Third Amendment) to 3.5:1.0 until March 31, 2017 and 3.25:1.0 thereafter, and (4) revising the applicable margin for the interest payable to 2.80%-3.90% under the revolving facility, and 4.25%-4.50% under the term loan facility, dependent on the LTV ratio. Additional funds advanced pursuant to the Third Amendment will be used primarily for general corporate purposes, including financing portfolio acquisitions.

DNB Bank ASA, Nordea Bank Norge ASA and Swedbank AB (publ) and their respective affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with the Company, the Borrowers or their affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

September 9, 2016	By:	/s/ Peter M. Graham

Name: Peter M. Graham
Title: Executive Vice President and Chief Financial Officer